HOMESIDE LENDING, INC.
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three months ended June 30, 1998, the period from February 11, 1998 to June 30, 1998 and the predecessor company's three and six months ended May 31, 1997. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                  Predecessor    For the Period    Predecessor
                   For the Three  For the Three  From February     For the Six
                   Months Ended   Months Ended   11, 1998 to       Months Ended
                   June 30, 1998  May 31, 1997   June 30, 1998     May 31, 1997
                   -------------  ------------   --------------  --------------
Earnings before
  income taxes       $    32,924    $    33,273    $    47,333     $    62,127
                   -------------- -------------- --------------  --------------

Interest expense          25,940         18,062         39,569          38,479
Interest portion of
rental expense               514            322            713             798
                   -------------- -------------- --------------  --------------
Fixed charges             26,454         18,384         40,282          39,277
                   -------------- -------------- --------------  --------------
Earnings before
  fixed charges           59,378         51,657         87,615         101,404
                   -------------- -------------- --------------  --------------

Fixed Charges:

Interest expense          25,940         18,062         39,569          38,479
Interest portion of
  rental expense             514            322            713             798
                   -------------- -------------- --------------  --------------
Fixed charges        $    26,454      $  18,384      $  40,282       $  39,277
                   -------------- -------------- --------------  --------------
Ratio of earnings
  to fixed charges   $      2.24      $    2.81      $    2.18       $    2.58
                   ============== ============== ==============  ==============